Putnam Global Equity Fund, April 30, 2007, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 		Class A	27,018
		Class B	2,854
		Class C	314

72DD2		Class M	365
		Class R	18
		Class Y	486

73A1		Class A	0.175
		Class B	0.096
		Class C	0.102

74A2		Class M	0.124
		Class R	0.167
		Class Y	0.204

74U1		Class A	151,878
		Class B	25,685
		Class C	3,014

74U2		Class M	2,852
		Class R	122
		Class Y	2,466

74V1		Class A	11.99
		Class B	10.93
		Class C	11.52

74V2		Class M	11.58
		Class R	11.91
		Class Y	12.35

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.